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                                                                      Exhibit 16

                                    [LETTERHEAD]

December 23, 1997

To The Board of Directors of MetroGolf Incorporated
MetroGolf Incorporated
1999 Broadway, Suite 2435
Denver, Colorado 80202

Gentlemen:

We understand that MetroGolf Incorporated ("Company" hereinafter) has entered into a letter of intent in which a wholly-owned subsidiary of Family Golf Centers, Inc. ("FGCT" hereinafter) will seek to acquire, through an initial tender offer ("Tender Offer" hereinafter) of $1.50 per share in cash, at least 51% of the outstanding common stock of the Company prior to such subsidiary being merged into the Company ("Merger" hereinafter), also for a consideration of $1.50 per share.

The Tender Offer, the Merger and other related transactions are referred to collectively herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

The scope of this Opinion is limited to the fairness, from a financial point of view, to the common stockholders of the Company of the cash consideration to be received by them in connection with the Tender Offer and Merger, and shall not constitute an opinion, nor be construed as an opinion, regarding any of the other terms or conditions (financial or otherwise) governing the Tender Offer, the Merger or any other aspects of the Transaction, or the documents or agreements concerning the same.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed the Company's annual reports to shareholders and on Form 10-K for the fiscal years ended 1996 and quarterly reports on Form 10-Q for the four quarters


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Board of Directors
MetroGolf Incorporated

         ended September 30, 1996, March 31, 1997, June 30, 1997 and September 30, 1997, which the Company's management has identified as being the most current financial statements available;

     2.  reviewed copies of the following agreements:

         (i)   Family Golf Center's Letter of Intent
         (ii) MetroGolf's $15,000,000 Convertible Preferred Stock Private Placement Memorandum proposed by Sutro & Co.
         (iii) Apollo Real Estate Advisors, L.P. Letter of Intent - Financing Proposal (preliminary draft)
         (iv) MetroGolf's Private Placement Selling Agreement with Barron Chase Securities, Inc.
         (v) MetroGolf Private Placement Memorandum, prepared by Meridian Capital Group
         (vi)  Draft of Agreement and Plan of Merger

     3. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met with representatives of the Company's independent accounting firm, investment bankers and counsel to discuss certain matters;

     4.  visited certain facilities and business offices of the Company;

     5. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 1997 through 2000;

     6. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

     7. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

     8. reviewed drafts of certain documents to be delivered at the closing of the Transaction; and

     9. conducted such other studies, analyses and inquiries as we have deemed appropriate.


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Board of Directors
MetroGolf Incorporated

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the common stockholders of the Company, in connection with the Tender Offer and Merger, is fair to them from a financial point of view.

/s/ Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.
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HOULIHAN, LOKEY, HOWARD & ZUKIN FINANCIAL ADVISORS, INC.